Exhibit 99

       Dollar General Reports Second Quarter 2005 EPS of $0.23;
                       Comments on 2005 Outlook

    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Aug. 25, 2005--Dollar General Corporation (NYSE:DG) today reported net income for the second quarter of fiscal 2005 of $75.6 million, or $0.23 per share, compared to net income of $71.3 million, or $0.22 per share, in the second quarter of fiscal 2004. Earnings per share ("EPS") for the quarter increased five percent over the prior year quarter. As previously disclosed, excluding adjustments made in the second quarter of fiscal 2004 to reduce certain income tax-related liabilities and related interest accruals by $7.4 million, net income for the second quarter of fiscal 2004 would have been $63.9 million, or $0.19 per share. Excluding last year's adjustment, fiscal 2005 results equate to a 21 percent growth in EPS.
    Net sales for the second quarter ended July 29, 2005, were $2.07 billion, a 12.5 percent increase over net sales of $1.84 billion for the same period of fiscal 2004. The increase is primarily a result of 633 net new stores and a same-store sales increase of 3.9 percent.
    As a percentage of sales, gross profit for the fiscal 2005 second quarter declined to 28.6 percent from 29.2 percent for the comparable period in fiscal 2004. The decrease in the gross profit rate is primarily attributable to: 1) lower sales, as a percent of total sales, of the Company's home products, basic clothing and seasonal categories, all of which have higher than average markups; 2) higher transportation costs, primarily resulting from increased fuel expenses; 3) increased inventory markdowns taken in connection with the Company's per-store inventory reduction initiatives; and 4) the unfavorable impact (17 basis points) resulting from the expansion from fiscal 2004 of the number of departments used in the Company's retail inventory method calculation of merchandise inventories and related profit margin ("RIM expansion").
    Selling, general and administrative expenses ("SG&A") decreased to
22.8 percent of sales for the second quarter of fiscal 2005 versus
23.4 percent of sales during the comparable prior year quarter. Significant factors contributing to the decrease in SG&A, as a percent of sales are: 1) a decrease in store labor costs, resulting from cost-containment efforts, including the Company's EZstore project which has been fully implemented in 2,625 stores; 2) lower costs of counting physical inventories; and 3) lower health benefits expense, resulting from a decrease in the time lag used for estimating the Company's accrual for incurred, but not reported, claims based upon review and recommendation by the Company's outside actuary. These benefits were partially offset by increases in rent expense associated with the Company's leased store locations.
    The effective income tax rate for the second quarter of 2005 was
34.8 percent compared to 31.5 percent in the comparable prior year period. The rate for the 2005 period is lower than the Company's estimated annual effective rate of approximately 36.1 percent (subject to quarterly adjustments) primarily due to the year-to-date impact of state investment tax credits associated with the construction of the distribution center in Indiana and the impact on certain taxes of an internal corporate restructuring. As discussed above, the tax rate in the 2004 period was favorably impacted by adjustments to reduce certain contingent income tax-related liabilities.
    For the 26-week year-to-date period, net income was $140.5 million in fiscal 2005, or $0.43 per share, compared to $139.2 million, or $0.42 per share, in the comparable prior year period. Excluding the effect of the income tax-related adjustments described above, net income for the 26-week period ended July 30, 2004 would have been $131.7 million, or $0.39 per share.
    Year-to-date net sales increased 12.8 percent, including a same-store sales increase of 4.4 percent. As a percentage to sales, gross margin for the year-to-date period was 28.6 percent in 2005 compared to 29.3 percent in 2004. The decrease in gross margin is primarily attributable to a decrease, as a percentage of total sales, of sales in higher margin categories, an unfavorable impact resulting from the RIM expansion (17 basis points), and increased transportation costs, primarily resulting from higher fuel costs.
    SG&A expenses for the year-to-date period decreased as a percentage of sales to 22.9 percent in 2005 from 23.1 percent in 2004. Significant factors contributing to the year-to-date decrease in SG&A, as a percent of sales are: 1) a decrease in store labor costs, resulting from cost-containment efforts, including the Company's EZstore project; 2) lower health benefits expense, resulting from a decrease in the time lag used for estimating the Company's accrual for incurred, but not reported, claims based upon review and recommendation by the Company's outside actuary; and 3) decreases from the 2004 year-to-date period in external consulting fees, primarily relating to the Company's EZstore project and fees associated with the Company's initial Sarbanes-Oxley compliance efforts. These benefits were partially offset by increases in rent expense associated with the Company's leased store locations.
    As of July 29, 2005, the Company operated 7,712 neighborhood stores, including 30 Dollar General Markets. For the 26-week period ended July 29, 2005, the Company opened 438 new stores and closed 46 stores. Store openings are on track to meet or exceed the Company's target of 730 total new stores this year.
    Year-to-date, the Company repurchased approximately 8.4 million shares of its common stock for $172.8 million. As of July 29, 2005, approximately 1.0 million shares remained available under the current repurchase authorization, which expires November 30, 2005.

    Third and Fourth Quarter 2005 Outlook

    August same-store sales are currently estimated to be in the range of 0.5 percent to 1.0 percent. The Company believes that consumer discretionary spending has been greatly impacted in August due to the combination of fuel prices and aggressive back-to-school marketing and discounted pricing by competitors. Same-store sales are currently estimated to be in the range of one percent to three percent for the third quarter and in the range of two percent to four percent for the fourth quarter.
    Accordingly, the Company expects EPS for its third quarter ending October 28, 2005 to be in the range of $0.19-$0.21. Included in this estimate is a negative impact of approximately $0.02-$0.03 per share resulting from the RIM expansion. Additionally, management expects transportation costs, primarily fuel-related, to have a significant negative impact on gross profit in the third quarter as the Company has its heaviest number of shipments in preparation for the holiday season.
    For the fourth quarter of 2005, which includes an additional week, the Company expects EPS to be in the range of $0.53-$0.55. Included in this estimate is a favorable impact of approximately $0.03-$0.04 per share resulting from the RIM expansion.
    For the 53-week year ending February 3, 2006, the Company expects to report EPS of $1.15-$1.19. Capital expenditures for the year are expected to be approximately $350 million.

    Conference Call

    The Company will host a conference call on Thursday, August 25, 2005, at 10 a.m. EDT. The security code for the conference call is "Dollar General." If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The call will also be broadcast live online at www.dollargeneral.com and can be accessed by clicking on the homepage "Spotlight Item." A replay of the conference call will be available until 5 p.m. EDT on Thursday, September 8, online or by calling (334) 323-7226. The replay pass code is 30073306.

    Non-GAAP Disclosures

    This press release and the tables accompanying this release include certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including net income and EPS, each excluding an adjustment resulting from the reduction of certain income tax liabilities and the related interest accruals. Management believes that net income and EPS, excluding the income tax-related adjustment, more clearly reflect the Company's actual performance on a comparable and ongoing basis. In addition, return on invested capital ("ROIC"), included in the accompanying schedules to this release, may be considered a non-GAAP financial measure. Management believes that ROIC is useful because it provides investors with additional useful information for evaluating the efficiency of the Company's capital deployed in its operations. The Company has also provided a calculation of ROIC and return on assets, computed using net income, excluding a restatement-related penalty, a non-GAAP measure, which management believes more clearly reflects the ongoing operations of the Company. None of these non-GAAP measures should be considered a substitute for measures derived in accordance with GAAP. The Company has included its calculations of these non-GAAP measures and reconciliations to the most comparable GAAP financial measures in the accompanying schedules.

    Forward-Looking Information

    This press release contains forward-looking information, such as the information in the sections entitled "Third and Fourth Quarter 2005 Outlook," as well as expected fiscal 2005 new store openings and comments regarding the Company's ongoing effective income tax rate. The words "believe," "anticipate," "project," "plan," "schedule," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements. Factors that may result in actual results differing from such forward-looking information include, but are not limited to:

    --  fuel price and interest rate fluctuations;

    -- a deterioration in general economic conditions, such as unemployment levels, business conditions, high fuel and energy costs, interest rates and tax rates, whether caused by acts of war, terrorism or other factors;

    -- changes in demand due to unexpected or unusual weather patterns, economic conditions or other factors;

    -- transportation and distribution delays or interruptions both domestically and internationally;

    --  labor shortages in the trucking industry;

    -- the Company's ability to negotiate effectively the cost and purchase of merchandise;

    -- prolonged or repeated price increases of certain raw materials that could affect vendors' product costs;

    --  inventory risks due to shifts in market demand;

    --  changes in product mix;

    --  interruptions in suppliers' businesses;

    --  the inability to execute operating initiatives;

    -- costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems;

    -- higher than expected increases in health insurance costs or workers' compensation, general liability insurance, property insurance or directors' and officers' liability insurance costs;

    -- seasonality of the Company's business such as a sales shortfall during the Christmas selling season;

    -- unanticipated changes in the federal or state minimum wage or living wage requirements or changes in other wage or workplace regulations, as well as the Company's ability to timely comply with those regulations;

    -- changes in federal, state or local regulations governing the sale of the Company's products, particularly
        "over-the-counter" medications or health products;

    -- excessive costs and delays associated with building, opening and operating new stores;

    -- excessive costs and delays associated with building or opening distribution centers;

    --  competition in the retail industry;

    --  results of legal proceedings and claims; and

    -- other risk factors described in the Company's Form 10-K for the fiscal year ended January 28, 2005, filed with the SEC on April 12, 2005, and most recent Form 10-Q, as well as elsewhere in this press release.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its public disclosures or documents filed with the SEC.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer with 7,712 neighborhood stores as of July 29, 2005. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Consolidated Statements of Income
               (In thousands, except per share amounts)
                              (Unaudited)

                                         For the 13 Weeks Ended
                                 -------------------------------------
                                   July 29, %of Net   July 30, %of Net
                                     2005    Sales      2004    Sales
                                 ------------------ ------------------
Net sales                        $2,066,016 100.00% $1,836,243 100.00%
Cost of goods sold                1,474,486  71.37%  1,299,263  70.76%
----------------------------------------------------------------------
Gross profit                        591,530  28.63%    536,980  29.24%
Selling, general and
 administrative                     470,460  22.77%    428,854  23.35%
----------------------------------------------------------------------
Operating profit                    121,070   5.86%    108,126   5.89%
Interest income                      (2,156) -0.10%     (1,404) -0.08%
Interest expense                      7,344   0.36%      5,445   0.30%
----------------------------------------------------------------------
Income before income taxes          115,882   5.61%    104,085   5.67%
Income taxes                         40,324   1.95%     32,763   1.78%
----------------------------------------------------------------------
Net income                       $   75,558   3.66% $   71,322   3.88%
======================================================================

Basic earnings per share         $     0.23         $     0.22
============================================        ===========
Weighted average basic shares       323,836            327,799
============================================        ===========
Diluted earnings per share       $     0.23         $     0.22
============================================        ===========
Weighted average diluted shares     326,340            330,298
============================================        ===========
Dividends per share              $    0.045         $    0.040
============================================        ===========


                                         For the 26 Weeks Ended
                                 -------------------------------------
                                   July 29, %of Net   July 30, %of Net
                                     2005    Sales      2004    Sales
                                 ------------------ ------------------
Net sales                        $4,043,845 100.00% $3,584,202 100.00%
Cost of goods sold                2,888,966  71.44%  2,534,972  70.73%
----------------------------------------------------------------------
Gross profit                      1,154,879  28.56%  1,049,230  29.27%
Selling, general and
 administrative                     926,888  22.92%    826,554  23.06%
----------------------------------------------------------------------
Operating profit                    227,991   5.64%    222,676   6.21%
Interest income                      (4,772) -0.12%     (3,406) -0.10%
Interest expense                     13,312   0.33%     13,889   0.39%
----------------------------------------------------------------------
Income before income taxes          219,451   5.43%    212,193   5.92%
Income taxes                         78,993   1.95%     73,022   2.04%
----------------------------------------------------------------------
Net income                       $  140,458   3.47% $  139,171   3.88%
======================================================================

Basic earnings per share         $     0.43         $     0.42
============================================       ============
Weighted average basic shares       326,022            330,954
============================================        ===========
Diluted earnings per share       $     0.43         $     0.42
============================================        ===========
Weighted average diluted shares     328,779            333,778
============================================        ===========
Dividends per share              $    0.085         $    0.080
============================================        ===========


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                      Consolidated Balance Sheets
                            (In thousands)

                                                 July 29,    Jan. 28,
                                                   2005        2005
                                               ----------- -----------
                                               (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                    $  145,950  $  232,830
  Short-term investments                                -      42,925
  Merchandise inventories                       1,460,700   1,376,537
  Deferred income taxes                            33,708      24,908
  Prepaid expenses and other current assets        58,305      53,702
----------------------------------------------------------------------
  Total current assets                          1,698,663   1,730,902
----------------------------------------------------------------------

Property and equipment, at cost                 2,063,696   1,940,335
Less:  accumulated depreciation and
 amortization                                     941,999     859,497
----------------------------------------------------------------------
Net property and equipment                      1,121,697   1,080,838
----------------------------------------------------------------------
Other assets, net                                  20,006      29,264
----------------------------------------------------------------------
Total assets                                   $2,840,366  $2,841,004
======================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term obligations     $    9,561  $   12,860
  Accounts payable                                462,697     409,327
  Accrued expenses and other                      347,606     333,889
  Income taxes payable                             49,504      69,616
----------------------------------------------------------------------
  Total current liabilities                       869,368     825,692
----------------------------------------------------------------------

Long-term obligations                             255,445     258,462
Deferred income taxes                              67,736      72,385

Shareholders' equity:
  Preferred stock                                       -           -
  Common stock                                    160,630     164,086
  Additional paid-in capital                      447,617     421,600
  Retained earnings                             1,046,650   1,102,457
  Accumulated other comprehensive loss               (883)       (973)
----------------------------------------------------------------------
                                                1,654,014   1,687,170
  Other shareholders' equity                       (6,197)     (2,705)
----------------------------------------------------------------------
  Total shareholders' equity                    1,647,817   1,684,465
----------------------------------------------------------------------
Total liabilities and shareholders' equity     $2,840,366  $2,841,004
======================================================================


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows
                            (In thousands)
                              (Unaudited)

                                                       For the 26
                                                       Weeks Ended
                                                   -------------------
                                                   July 29,  July 30,
                                                     2005      2004(a)
                                                   --------- ---------
Cash flows from operating activities:
  Net income                                       $140,458  $139,171
  Adjustments to reconcile net income to
   net cash provided by operating activities:
      Depreciation and amortization                  90,316    80,697
      Deferred income taxes                         (13,449)   29,017
      Tax benefit from stock option exercises         3,810     3,684
      Change in operating assets and liabilities:
        Merchandise inventories                     (84,163) (222,402)
        Prepaid expenses and other current assets    (4,603)   (2,159)
        Accounts payable                             62,213    60,971
        Accrued expenses and other                   14,391     8,172
        Income taxes                                (20,165)  (26,295)
        Other                                        10,208   (16,268)
----------------------------------------------------------------------
Net cash provided by operating activities           199,016    54,588
----------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of property and equipment              (139,594) (134,453)
  Purchases of short-term investments               (30,250) (149,425)
  Sales of short-term investments                    73,175   206,850
  Proceeds from sale of property and equipment          822        90
----------------------------------------------------------------------
Net cash used in investing activities               (95,847)  (76,938)
----------------------------------------------------------------------

Cash flows from financing activities:
  Repayments of long-term obligations                (8,183)   (8,419)
  Payment of cash dividends                         (27,596)  (26,448)
  Proceeds from exercise of stock options            18,441    14,285
  Repurchases of common stock                      (172,755) (169,391)
  Other financing activities                             44      (970)
----------------------------------------------------------------------
Net cash used in financing activities              (190,049) (190,943)
----------------------------------------------------------------------

Net decrease in cash and cash equivalents           (86,880) (213,293)
Cash and cash equivalents, beginning of period      232,830   345,899
----------------------------------------------------------------------
Cash and cash equivalents, end of period           $145,950  $132,606
======================================================================

Supplemental schedule of noncash investing
 and financing activities:
Purchases of property and equipment awaiting
 processing for payment, included in
 accounts payable                                  $  4,078  $  5,366
Purchases of property and equipment under
 capital lease obligations                         $  1,845  $  1,364
======================================================================

(a) Certain amounts have been reclassified to conform to the current period presentation.


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                    Selected Additional Information
                              (Unaudited)

                             Sales by Category (in thousands)
                        -------------------------------------------

                                       13 Weeks Ended
                        -------------------------------------------
                            July 29,       July 30,          %
                              2005           2004         Increase
                        -------------  -------------  -------------
Highly consumable         $1,351,796     $1,167,324           15.8%
Seasonal                     317,544        290,893            9.2%
Home products                215,132        208,153            3.4%
Basic clothing               181,544        169,873            6.9%
                        -------------  -------------  -------------
  Total sales             $2,066,016     $1,836,243           12.5%
                        =============  =============  =============


                                       26 Weeks Ended
                        -------------------------------------------
                            July 29,       July 30,          %
                              2005           2004         Increase
                        -------------  -------------  -------------
Highly consumable         $2,673,102     $2,281,718           17.2%
Seasonal                     592,839        551,331            7.5%
Home products                426,884        422,926            0.9%
Basic clothing               351,020        328,227            6.9%
                        -------------  -------------  -------------
  Total sales             $4,043,845     $3,584,202           12.8%
                        =============  =============  =============


                                       New Store Activity
                                 -----------------------------

                                         26 Weeks Ended
                                 --------------  -------------
                                     July 29,        July 30,
                                       2005            2004
                                 --------------  -------------

Beginning store count                  7,320           6,700
New store openings                       438             420
Store closings                            46              41
Net new stores                           392             379
Ending store count                     7,712           7,079
Total selling square footage (000's)  53,004          48,139


                                      Customer Transaction Data
                                  ------------------------------------

                                    13 Weeks Ended    26 Weeks Ended
                                  ------------------ -----------------
                                  July 29,  July 30, July 29, July 30,
                                    2005      2004     2005     2004
                                  --------- -------- -------- --------

Same-store customer transactions    + 0.3%    + 2.8%   + 0.8%   + 3.2%
Average customer purchase
 (total stores)                     $8.76     $8.36    $8.78    $8.38


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
               Non-GAAP Disclosures and Reconciliations
                    Return on Invested Capital (b)
                              (Unaudited)
                            (Restated) (a)

                                                    For the four
                                                   quarters ended
                                               -----------------------
                                                 July 29,    July 30,
(In thousands)                                     2005        2004
                                               ----------- -----------

 Net income                                    $  345,477  $  317,905
 Add:
     Interest expense, net                         20,276      24,676
     Rent expense                                 275,669     235,547
     Tax effect of interest and rent             (107,311)    (95,177)
                                               ----------- -----------
     Interest and rent, net of tax                188,634     165,046
                                               ----------- -----------

 Return, net of tax                            $  534,111  $  482,951
                                               ----------- -----------

 Restatement-related penalty expense                    -      10,000
                                               ----------- -----------
 Return excluding restatement-related items    $  534,111  $  492,951
                                               ----------- -----------

 Average invested capital:
     Average long-term obligations (c)         $  282,876  $  282,100
     Shareholders' equity (d)                   1,626,274   1,479,715
     Average rent x 8 (e)                       2,044,864   1,748,760
                                               ----------- -----------
     Invested capital                          $3,954,014  $3,510,575
                                               ----------- -----------


 Return on invested capital                          13.5%       13.8%
                                               =========== ===========
 Return on invested capital, excluding
  restatement-related items                          13.5%       14.0%
                                               =========== ===========


(a) Certain amounts used in the above calculations have been restated using the accounting practices for leases described in the Company's Form 10-K for the year ended January 28, 2005.

(b) The Company believes that the most directly comparable ratio calculated solely using GAAP measures is the ratio of net income to the sum of average long-term obligations, including current portion, and average shareholders' equity. This ratio was 18.1% and 18.0% for the rolling four quarters ended July 29, 2005 and July 30, 2004, respectively.

(c) Average long-term obligations is equal to the average long-term obligations, including current portion, measured at the end of each of the last five fiscal quarters.

(d) Average shareholders' equity is equal to the average shareholders' equity measured at the end of each of the last five fiscal quarters.

(e) Average rent expense is computed using a rolling two-year period. Average rent expense is multiplied by a factor of eight to capitalize operating leases in the determination of pretax invested capital. This is a conventional methodology utilized by credit rating agencies and investment bankers.


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
               Non-GAAP Disclosures and Reconciliations
                           Return on Assets
                              (Unaudited)
                            (Restated) (a)


                                                    For the four
                                                   quarters ended
                                               -----------------------
                                                 July 29,    July 30,
(In thousands)                                     2005        2004
                                               ----------- -----------

 Net income                                    $  345,477  $  317,905
 Restatement-related penalty expense                    -      10,000
                                               ----------- -----------
 Net income, excluding
  restatement-related items                    $  345,477  $  327,905
                                               ----------- -----------

 Average assets (b)                            $2,801,149  $2,556,443
                                               ----------- -----------

 Return on assets                                    12.3%       12.4%
                                               =========== ===========
 Return on assets, excluding
  restatement-related items                          12.3%       12.8%
                                               =========== ===========

(a) Certain amounts used in the above calculations have been restated using the accounting practices for leases described in the Company's Form 10-K for the year ended January 28, 2005.

(b) Average assets is equal to the average total assets measured at the end of each of the last five fiscal quarters.


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
        Unaudited Adjusted Non-GAAP Results and Reconciliations
               Schedule for Informational Purposes Only
               (In thousands, except per share amounts)


                             For the 13 Weeks Ended July 30, 2004
                       -----------------------------------------------
                           As     % of                Non-GAAP  % of
                        Reported   Net                Adjusted   Net
                         (GAAP)   Sales  Adjustments  Results   Sales
                       -----------------------------------------------
Net sales              $1,836,243 100.00%  $      - $1,836,243 100.00%
Cost of goods sold      1,299,263  70.76          -  1,299,263  70.76
----------------------------------------------------------------------
Gross profit              536,980  29.24          -    536,980  29.24
Selling, general and
 administrative           428,854  23.35          -    428,854  23.35
----------------------------------------------------------------------
Operating profit          108,126   5.89          -    108,126   5.89
Interest income            (1,404) -0.08          -     (1,404) -0.08
Interest expense            5,445   0.30      1,958      7,403   0.40
----------------------------------------------------------------------
Income before
 income taxes             104,085   5.67     (1,958)   102,127   5.56
Income taxes (a)           32,763   1.78      5,484     38,247   2.08
----------------------------------------------------------------------
Net income              $  71,322   3.88%  $ (7,442) $  63,880   3.48%
======================================================================

Basic earnings
 per share              $    0.22          $  (0.02) $    0.19
==================================       ======================
Weighted average
 basic shares             327,799           327,799    327,799
==================================       ======================
Diluted earnings
 per share              $    0.22          $  (0.02) $    0.19
==================================       ======================
Weighted average
 diluted shares           330,298           330,298    330,298
==================================       ======================


For the 13 weeks ended July 29, 2005
------------------------------------
Net income                $75,558                      $75,558
   Increase in
    net income                  6%                          18%
Diluted earnings
 per share                $  0.23                      $  0.23
   Increase in
    diluted earnings
    per share                   5%                          21%


                            For the 26 Weeks Ended July 30, 2004
                       -----------------------------------------------
                           As     % of                Non-GAAP  % of
                        Reported   Net                Adjusted   Net
                         (GAAP)   Sales  Adjustments  Results   Sales
                       -----------------------------------------------
Net sales              $3,584,202 100.00%  $      - $3,584,202 100.00%
Cost of goods sold      2,534,972  70.73          -  2,534,972  70.73
----------------------------------------------------------------------
Gross profit            1,049,230  29.27          -  1,049,230  29.27
Selling, general and
 administrative           826,554  23.06          -    826,554  23.06
----------------------------------------------------------------------
Operating profit          222,676   6.21          -    222,676   6.21
Interest income            (3,406) -0.10                (3,406) -0.10
Interest expense           13,889   0.39      1,958     15,847   0.44
----------------------------------------------------------------------
Income before income
 taxes                    212,193   5.92     (1,958)   210,235   5.87
Income taxes (a)           73,022   2.04      5,484     78,506   2.19
----------------------------------------------------------------------
Net income             $  139,171   3.88%  $ (7,442) $ 131,729   3.68%
======================================================================

Basic earnings
 per share             $     0.42          $  (0.02) $    0.40
==================================       ======================
Weighted average
 basic shares             330,954           330,954    330,954
==================================       ======================
Diluted earnings
 per share             $     0.42          $  (0.02) $    0.39
==================================       ======================
Weighted average
 diluted shares           333,778           333,778    333,778
==================================       ======================


For the 26 weeks ended July 29, 2005
------------------------------------
Net income               $140,458                     $140,458
   Increase in
    net income                  1%                           7%
Diluted earnings
 per share               $   0.43                     $   0.43
   Increase in
    diluted earnings
    per share                   2%                          10%

(a) Adjustment to provision for taxes on income includes a $6,232 adjustment to tax liabilities, which is partially offset by the income tax effect of the related interest adjustment of $748.

    CONTACT: Dollar General
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209